EXHIBIT 21

LIST OF SUBSIDIARIES/VARIABLE INTEREST ENTITIES

Name	Business

Greenpro Capital Corp. (Nevada, USA)	Provides cloud system resolution, financial consulting services and corporate accounting services

Greenpro Resources Limited (British Virgin Islands)	Holding company

Greenpro Holding Limited (Hong Kong)	Holds interests in Greenpro Capital Pty Ltd. and Greenpro Wealthon Sdn Bhd. Controls Greenpro Synergy Network Limited through VIE arrangement.

Greenpro Resources (HK) Limited (Hong Kong)	Holds Greenpro intellectual property and currently holds six trademarks and applications thereof

Greenpro Resources Sdn. Bhd. (Malaysia)	Holds real property usable as offices in Malaysia

Greenpro Management Consultancy (Shenzhen) Limited (China)	Provides corporate advisory services such as tax planning, cross-border listing solution and advisory, transaction services in China

Shenzhen Falcon Finance Consulting Limited (China)	Provide Hong Kong Company Formation Advisory Services & Company Secretarial Services and Financial Services. Client Base in China

Greenpro Capital Village Sdn Bhd (Formerly known as Greenpro Global Advisory Sdn. Bhd.) (Malaysia)*	Provide educational and support services via seminars and courses to new start-up companies or SME.

Greenpro Financial Consulting Limited (Belize)	Provides corporate advisory services such as tax planning, cross-border listing solution and advisory, transaction services

Asia UBS Global Limited (Belize)	Provide business advisory services with main focus on offshore company formation advisory and company secretarial service, such as tax planning, bookkeeping and financial review. It focuses on South East Asia and China clients.

Asia UBS Global Limited (Hong Kong)	Provide business advisory services with main focus on Hong Kong company formation advisory and company secretarial service, such as tax planning, bookkeeping and financial review. It focuses on Hong Kong clients.

Ace Corporate Services Limited (Hong Kong)	Provide Offshore Company Formation Advisory Services & Company Secretarial Services. Client Base in Hong Kong & China

Falcon Secretaries Limited (Hong Kong)	Provide Hong Kong Company Formation Advisory Services & Company Secretarial Services. Client Base in Hong Kong & China

Yabez (Hong Kong) Company Limited (Hong Kong)**	Provides Hong Kong company formation advisory services, corporate secretarial services and IT related services to Hong Kong based clients.

Yabez Business Service (SZ) Company Limited (China)**	Provides Shenzhen company formation advisory services, corporate secretarial services and IT related services to China based clients.

Greenpro Venture Capital Limited (Anguilla)	Holding company

Forward Win International Limited (Hong Kong) ***	Holding Hong Kong real estate for investment purpose

Chief Billion Limited (Hong Kong)	Holding Hong Kong real estate for investment purpose

Greenpro Venture Cap (CGN) Limited (Anguilla)	Holding company

Greenpro Wealthon Sdn. Bhd. ****	Provides corporate advisory services such as cross-border listing solution and advisory, transaction services in Malaysia

Greenpro Wealthon Sdn Bhd. (Malaysia)*****	Provide corporate advisory services such as strategic planning, cross-border business solution and advisory, transaction services in different regions.

Greenpro Synergy Network Limited (Hong Kong)	Variable Interest Entity that holds life insurance policies in Hong Kong

*49% owned by QSC Asia Sdn. Bhd.

**40% owned by Mr. Cheng Chi Ho and Ms. Wong Kit Yi

***40% owned by Ms. Hui Oi Kuk

****40% owned by Yiap Soon Keong

*****50% owned by Mohammad Reza Masoumi Al Agha